Registration Statement No. 333-184738

333-175987

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

Post-Effective Amendment No. 1 to Form S-3 Registration Statement No. 333-184738

Post-Effective Amendment No. 1 to Form S-3 Registration Statement No. 333-175987

UNDER

THE SECURITIES ACT OF 1933

NUPATHE INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	20-2218246
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

7 Great Valley Parkway, Suite 300

Malvern, Pennsylvania 19355

(610) 232-0800

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)	(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copy to:

Kirkland & Ellis LLP

601 Lexington Ave

New York, NY 10022

Attention: David Fox

Jeffrey Symons

David Feirstein

Approximate date of commencement of proposed sale to public: This post-effective amendment deregisters those Common Stock, Warrants to purchase Common Stock or Units, and Units that remain unsold hereunder as of the date hereof.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐             .

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐             .

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

DEREGISTRATION OF SECURITIES

These Post-Effective Amendments (these “Post-Effective Amendments”) filed by NuPathe Inc., a Delaware corporation (the “Company”), remove from registration all securities registered under the following Registration Statements on Form S-3 (each, a “Registration Statement,” and collectively, the “Registration Statements”) filed by the Company with the U.S. Securities and Exchange Commission (the “Commission”):

•	Registration Statement on Form S-3 (No. 333-184738), pertaining to the registration of 40,778,856 shares of the Company’s common stock, par value $0.001 per share (“Common Stock”), which was originally filed with the Commission on November 2, 2012.

•	Registration Statement on Form S-3 (No. 333-175987), pertaining to the registration of $100,000,000 of Common Stock, preferred stock, debt securities, warrants, depositary shares, purchase contracts and/or units of the Company, which was filed with the Commission on December 21, 2012.

On January 17, 2014, the Company entered into an Agreement and Plan of Merger with Teva Pharmaceutical Industries Ltd., an Israeli corporation (“Parent”), and Train Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), providing for, among other things, the merger of Merger Sub with and into the Company (the “Merger”), with the Company continuing as the surviving corporation and a wholly-owned subsidiary of Parent. The Merger is effective as of February 21, 2014 (the “Effective Time”), pursuant to a Certificate of Merger filed with the Secretary of State of the State of Delaware.

At the Effective Time, each outstanding share of Common Stock (other than shares held by the Company as treasury stock, Parent or Merger Sub) was automatically converted into the right to receive $3.65 in cash, without interest and less any applicable withholding taxes, plus contractual rights to receive up to an additional $3.15 in contingent cash consideration payments, less any applicable withholding taxes, payable in the future upon achievement of certain milestones related to the Company’s primary product.

As a result of the Merger, the Company has terminated all offerings of its securities pursuant to its existing registration statements, including the Registration Statements. In accordance with an undertaking made by the Company in the Registration Statements to remove from registration, by means of a post–effective amendment, any securities which remain unsold at the termination of the offering, the Company hereby removes from registration all securities registered under the Registration Statements which remained unsold as of the date of these Post-Effective Amendments and terminates the effectiveness of the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused these Post-Effective Amendments to be signed on its behalf by the undersigned, thereunto duly authorized, in Malvern, in the Commonwealth of Pennsylvania, on March 18, 2014.

NUPATHE INC.

By:	/s/ Austin D. Kim
	Name:	Austin D. Kim
	Title:	Secretary

No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933, as amended.

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